EXHIBIT 99.1

June 20, 2017

Whirlpool Corporation's Jeff Fettig to step down as CEO; remains Chairman of the Board
Marc Bitzer, President and Chief Operating Officer, elected new CEO

BENTON HARBOR, Mich. , June 20, 2017 /PRNewswire/ -- Jeff M. Fettig, Whirlpool Corporation's Chairman and CEO since 2004, will step down as CEO and continue in his role as Chairman of the Board of Directors. The Whirlpool Corporation Board of Directors has elected Marc Bitzer, the company's current President and Chief Operating Officer, to succeed Fettig as CEO. These changes will become effective October 1.

"On behalf of the Whirlpool Board of Directors, we are very pleased to appoint Marc as our next CEO, the 8th CEO in our 106-year history," said Jeff M. Fettig. "Marc has a deep understanding of our business throughout the world and has personally led our operations and delivered strong results during his 18-year tenure at Whirlpool. As we prepare for the future, I am very confident that Marc is uniquely qualified to lead our company in continued success."

Fettig (age 60) will continue to serve as Chairman of the Board. "My primary role is to support Whirlpool, Marc and our leadership team in this planned CEO transition. I am effectively stepping away from our day-to-day management after 36 years of service and the last 13 as CEO," said Fettig. "As a company, we have achieved significant milestones during this time through the great work of Whirlpool people throughout the world. Going forward, I believe we have more opportunities than ever before in our 106-year history. I know Marc, and our Whirlpool leadership team, will continue to achieve great things for our company in the years ahead.

"For me, the opportunity to lead Whirlpool during the past two decades has been both an honor and a privilege. I am very proud of the great people here and in their dedication to our company, which has led to the success that we have all achieved."

Bitzer (age 52) was named President and Chief Operating Officer and elected to the Whirlpool Corporation Board of Directors in October 2015. Prior to this assignment, he served as Vice Chairman, which included overall leadership of Whirlpool North America and Whirlpool Europe, Middle East and Africa (EMEA).

Bitzer joined Whirlpool Europe in 1999 as Vice President, Bauknecht brand group. He became Senior Vice President of Marketing Sales and Services for Whirlpool Europe in 2000 and was named President of Whirlpool Europe in January 2006. Between 2009 and 2013, he went on to serve as President of Whirlpool North America and President of the company's U.S. operations. Before joining Whirlpool Europe, Bitzer worked for eight years at the Boston Consulting Group in Munich and Toronto and was named Vice President of that organization in 1999.

Bitzer earned both his MBA and doctorate degrees from the St. Gallen Graduate School of Business, Economics and law in
Switzerland.

"I want to thank the Whirlpool Board of Directors and especially Jeff Fettig for their confidence in appointing me to this position," said Bitzer. "The foundation of success built by Jeff and so many within this company affords us an exciting future to exceed the needs and aspirations of our customers, expand shareholder value and create a unique and fast-paced workplace that people continually are proud to call Whirlpool Corporation."

Fettig is credited with the successful growth of the company both organically and through strategic acquisitions that increased sales by 75 percent -- from $12 billion in 2003 to $21 billion in 2016. The company's acquisition of Maytag Corporation in 2006 and of Indesit Co. SpA in 2014 added the prestigious brands of Jenn-Air, Maytag, Amana and Indesit creating an industry-leading portfolio that targets more than 90% of global consumers with seven brands garnering more than $1 billion in annual sales. Whirlpool's market value during Fettig's tenure increased from $5 billion to more than $14 billion, and the company's annual dividend increased from $1.36 per share to $4.40 per share.

Fettig joined Whirlpool in 1981 as an Operations Associate. He held a number of managerial positions in operations, sales, planning and product development before being promoted to Vice President of Marketing for the KitchenAid appliance group in July 1989. In October 1990, he was named Vice President of Marketing for the Phillips Whirlpool Appliance Group of Whirlpool Europe BV, the company's European subsidiary. He was named Vice President of Group Marketing and Sales for the company's North America Appliance group in October 1992. In 1994, he was named an Executive Vice President of Whirlpool Corporation and President of Whirlpool Europe and Asia.

Fettig served as President and Chief Operating Officer and was first elected to the Whirlpool Board of Directors in June 1999. He became Whirlpool Corporation's Chairman and Chief Executive Officer in July 2004.

A native of Tipton, Indiana, Fettig holds a Bachelor's degree in finance and an MBA from Indiana University.

Fettig serves as the lead director of the Dow Chemical Board of Directors and is a member of the Board of Directors for the Kohler Company. He serves on the Board of Directors of the Indiana University Foundation and on the Board of Governors for Boys and Girls Clubs of America. He also is a member of the Business Leaders for Michigan and the Business Roundtable.

Jeff Fettig bio: http://whirlpoolcorp.com/project/jeff-m-fettig/
Marc Bitzer bio: http://www.whirlpoolcorp.com/project/marc-bitzer/

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Corp. Additional Information

This release contains certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements that address developments that we or our management believes will or may occur in the future, including statements regarding financial performance, are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management and are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward- looking statements. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including strategic, operational, financial, and legal and compliance risks. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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